Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 02/18/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

02/18/2020 through 02/23/2020	Under $15,000	1.40%	1.41%
	$15,000 through $50,000	1.60%	1.61%
	$50,000 and above	1.75%	1.76%